APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 32054K103					13G					Page______of______Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
259 N. Radnor Chester Road, Suite 205, Radnor, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        1,543,300 shares, sole voting power

6. SHARED VOTING POWER
No shares, shared voting power

7. SOLE DISPOSITIVE POWER
3,370,200 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,370,200 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.52%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			       First Industrial Realty Trust, Inc.
				(Name of Issuer)
				Common Stock
			          (Title of Class of Securities)
				    32054K103
				(Cusip Number)






Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) First Industrial Realty Trust, Inc.
(b) 311 South Wacker Drive, Suite 4000, Chicago, IL  60606

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 259 N. Radnor-Chester Road, Suite 205, Radnor, PA  19087
(c) N/A
(d) Common Stock
(e) 32054K103

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  3,370,200 shares
(b) 7.52%
(c)
   (i.)		1,543,300 shares, sole voting power
   (ii.)		No shares, shared voting power
   (iii.)	3,370,200 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, CEO and Managing Director